Exhibit 10.12

AGREEMENT AMONG HOLDERS

AGREEMENT AMONG HOLDERS, dated as of October 8, 2024 (as amended, restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), among (a) each Tranche A Holder executing this Agreement as a First Out Holder (as defined below) on the signature pages hereto, (b) each Tranche B Holder executing this Agreement as a Last Out Holder (as defined below) on the signature pages hereto, (c) Acquiom Agency Services LLC, as collateral agent under the Tranche A Notes and Tranche B Notes referred to below (in such capacity, the “Agent”), (d) any holder of Tranche A Notes or Tranche B Notes party to this Agreement pursuant to Section 12 hereof (each an “Additional Holder”) and (e) acknowledged by the Obligors.

WHEREAS, reference is made to that certain Securities Purchase Agreement, dated as of September 21, 2023 by and among Scilex Holding Company, a Delaware corporation (the “Issuer”), Oramed Pharmaceuticals Inc. (“Oramed”) as the initial purchaser of the notes thereunder (as amended by Amendment No. 1 to Securities Purchase Agreement dated as of the date hereof and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Tranche A SPA”; and the notes issued thereunder, the “Tranche A Notes”);

WHEREAS, reference is made to that certain Security Agreement, dated as of September 21, 2023 by and among the Issuer, the subsidiaries of the Issuer party thereto (such subsidiaries, the “Grantors” and together with the Issuer, the “Obligors”) and the Agent entered into to secure the obligations of the Issuer under the Tranche A Notes and the Tranche A Note Documents (as defined below) for the benefit of the Tranche A Holders (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Security Agreement”);

WHEREAS, the Issuer is issuing notes to Nomis Bay Ltd., BPY Limited, 3i, LP and Oramed as the initial purchasers of the notes under a Securities Purchase Agreement dated October 7, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Tranche B SPA” and such notes issued thereunder the “Tranche B Notes”); and

WHEREAS, in connection with the issuance of the Tranche B Notes, the Obligors and the Agent are entering into that certain Amended and Restated Security Agreement dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Security Agreement”), which amends and restates the Existing Security Agreement to secure the obligations of the Issuer under the Tranche B Notes and the Tranche B Note Documents (as defined below) in addition to the Tranche A Notes and the Tranche A Note Documents in respect thereof;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree, and the Obligors hereby acknowledge that anything in the Tranche A SPA, the Tranche B SPA, the Tranche A Notes, the Tranche B Notes, the Amended and Restated Security Agreement and the other Tranche A Note Documents and Tranche B Note Documents to the contrary notwithstanding, as follows:

Section 1. Defined Terms, Etc. For purposes of this Agreement, the following terms shall have the respective meanings indicated below.

“Additional Holder” has the meaning set forth in the introductory paragraph hereof.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act. “Affiliated” has a meaning correlative thereto.

“Agent” has the meaning set forth in the introductory paragraph hereof.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Amended and Restated Security Agreement” has the meaning set forth in the recitals hereto.

“Avoidance” has the meaning set forth in Section 3(k) hereof.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978, as heretofore and hereafter amended and codified as 11 U.S.C. §§ 101 et seq. and any successor statute.

“Cash Collateral Use” has the meaning set forth in Section 3(c)(i) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in the Amended and Restated Security Agreement.

“Committed First Out Buy-Out Notice” has the meaning set forth in Section 10(b) hereof.

“Committed Last Out Buy-Out Notice” has the meaning set forth in Section 10(a) hereof.

“Debt Reorganization Securities” means Reorganization Securities that consist solely of debt obligations of the relevant reorganized debtor, including any equity securities that, by their terms (i) mature or are mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) are redeemable at the option of any holder thereof, in whole or in part, (iii) provide for the scheduled payments of dividends or distributions in cash or (iv) are or become convertible into or exchangeable for debt obligations or other securities of the relevant reorganized debtor described in clauses (i), (ii) or (iii) above.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement (including corporate laws), receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada (including any province or territory thereof) or other applicable jurisdictions from time to time in effect.

“DIP Financing” means any financing provided to any Obligor under Section 364 of the Bankruptcy Code (or any similar provision of any other applicable Debtor Relief Law or any order of a court of competent jurisdiction), which may include a “roll-up” or “roll-over” of all or any of the Obligations.

“DIP Financing Documents” means, collectively, a loan agreement or other definitive debt instrument evidencing a DIP Financing, together with all promissory notes, security agreements and other documents related thereto.

“DIP Lender” has the meaning set forth in Section 3(c)(i) hereof.

“Electing First Out Holder” has the meaning set forth in Section 10(b) hereof.

“Electing Last Out Holder” has the meaning set forth in Section 10(a) hereof.

“Event of Default” means the occurrence of an “Event of Default” as set forth in Section 6 of the Amended and Restated Security Agreement.

“Excess First Out Obligations” means, at any time, First Out Obligations in excess of the Maximum First Out Amount at such time.

“Excess Last Out Obligations” means, at any time, Last Out Obligations in excess of the Maximum Last Out Amount at such time.

“Exercise of Remedies” means the exercise of any enforcement rights or remedies that are available to the Agent, any Holder or other Person holding Obligations upon the occurrence of an Event of Default including, without limitation, any or all of the following:

(i) the acceleration of the Obligations;

(ii) the delivery of a notice to any depository bank or securities intermediary that is a party to a control agreement, directing such depository bank or securities intermediary to transfer the funds or other assets of the Obligors maintained with such depository bank or securities intermediary in accordance with the terms of such control agreement or to cease accepting instructions with respect to the accounts subject to any such control agreement from the Obligors;

(iii) the solicitation of bids from third parties to conduct the sale, assignment, lease, license or other disposition of all or any portion of the Collateral and/or the businesses of any Obligor or to engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting and selling Collateral (except as provided in Sections 2(g)(vii) and 2(g)(viii));

(iv) the taking of any action to foreclose on a Lien (as defined in the Amended and Restated Security Agreement) on, or any other right or remedy as a secured creditor to sell, assign, lease, license or otherwise dispose of, all or any portion of the Collateral, including the issuance to one or more Obligors of any notice in respect thereof required by applicable law;

(v) the notification of account debtors to make payment to the Agent or any of its agents or designees;

(vi) the taking of any action to take possession of all or any portion of the Collateral;

(vii) subject to Section 3(a), the commencement of any involuntary legal proceedings or actions with respect to all or any portion of the Collateral; or

(viii) the pursuit of any sale assignment, lease, license or other disposition of all or any material portion of the Collateral by one or more Obligors with the consent of the Agent and the Holders required under Section 2(a) or (b), as applicable, which sale, assignment, lease, license or other disposition is conducted by such Obligors in connection efforts to collect all or any portion of the Obligations through such sale, assignment, lease, license or other disposition;

provided that none of the following shall constitute an Exercise of Remedies: (i) actions taken solely for purpose of perfecting a security interest in Collateral; (ii) the imposition to any Obligations of interest at the applicable default rate if interest at the default rate is imposed pursuant to Section 2(d) of the Tranche A Notes or Section 2(c) of the Tranche B Notes, as applicable; (iii) delivery to any Obligor of any notice of default; (iv) the filing of any proof of claim; (v) [reserved]; (vi) the sweeping of cash or exercise of exclusive control under blocked account arrangements where such sweep or exclusive control was in effect prior to such Event of Default; or (vii) the giving of any notice expressly contemplated by this Agreement.

“Exigent Circumstances” means an event or circumstance that materially and immediately threatens the value of all or a material portion of the Collateral or the ability of the Agent, any Holder or any other Person holding Obligations to realize upon all or a material portion of the Collateral such as, without limitation, fraud, fraudulent removal, concealment, abandonment, destruction (other than to the extent covered by insurance) or material waste, or the exercise by a creditor of an Obligor of enforcement rights or remedies following default with respect to all or a material portion of the Collateral (other than a Person expressly permitted by the terms of this Agreement to exercise such rights or remedies).

“First Out Holder” means any Tranche A Holder to which any First Out Obligations are owing.

“First Out Obligations” means, as of any date of determination, all Obligations (i) in respect of the Tranche A Notes, (ii) consisting of all principal, interest, fees, expenses, costs (including rights to reimbursement from Obligors for costs and expenses), premiums, indemnities, other charges and all other amounts in respect of the foregoing, including but not limited to those pursuant to the Tranche A SPA and (iii) consisting of all such amounts that are incurred during, or accrue from and after, the commencement of an Insolvency Proceeding (or that would accrue and become due but for the commencement of such Insolvency Proceeding), whether or not such amounts are allowed or allowable in whole or in part in such proceeding.

“First Out Offered Interest” has the meaning set forth in Section 10(b)(i) hereof.

“First Out Priority Obligations” means all First Out Obligations other than Unasserted Contingent Obligations and Excess First Out Obligations.

“First Out Pro Rata Share” means, with respect to any First Out Holder, the percentage obtained by dividing (1) the outstanding principal amount of such First Out Holder’s Tranche A Notes by (2) the outstanding principal amount of all Tranche A Notes.

“First Out Remedies Instruction” has the meaning set forth in Section 2(a) hereof.

“First Out Remedies Instruction Date” has the meaning set forth in Section 2(a) hereof.

“First Out Secured Claim” means any portion of the First Out Obligations that would be a secured claim under Section 506(a) of the Bankruptcy Code or otherwise allowable under Section 506(b) of the Bankruptcy Code if the First Out Obligations were secured by a separate Lien on the Collateral with priority over a separate Lien on the Collateral securing the Last Out Obligations (or any similar provision of any other applicable Debtor Relief Law or any order of a court of competent jurisdiction); provided that the First Out Secured Claim shall not include any Excess First Out Obligations.

“First Out Transfer” has the meaning set forth in Section 10(b)(i) hereof.

“First Out Transfer Offer” has the meaning set forth in Section 10(b)(iii) hereof.

“First Out Transferor” has the meaning set forth in Section 10(b)(i) hereof.

“Holder” means any First Out Holder or Last Out Holder.

“Insolvency Proceeding” means any case or other proceeding under any Debtor Relief Law.

“Issuer” has the meaning set forth in the recitals hereof.

“Last Out Holder” means any Tranche B Holder to which any Last Out Obligations are owing.

“Last Out Obligations” means, as of any date of determination, all Obligations (i) in respect of the Tranche B Notes, (ii) consisting of all principal, interest, fees, expenses, costs (including rights to reimbursement from Obligors for costs and expenses), premiums, indemnities, other charges and all other amounts in respect of the foregoing, including but not limited to those pursuant to the Tranche B SPA and (iii) consisting of all such amounts that are incurred during, or accrue from and after, the commencement of an Insolvency Proceeding (or that would accrue and become due but for the commencement of such Insolvency Proceeding), whether or not such amounts are allowed or allowable in whole or in part in such proceeding.

“Last Out Priority Obligations” means all Last Out Obligations other than Unasserted Contingent Obligations and Excess Last Out Obligations.

“Last Out Pro Rata Share” means, with respect to any Last Out Holder, the percentage obtained by dividing (i) the outstanding principal amount of such Last Out Holder’s portion of Tranche B Notes by (ii) the outstanding principal amount of all Tranche B Notes.

“Last Out Remedies Instruction” has the meaning set forth in Section 2(b) hereof.

“Last Out Remedies Instruction Date” has the meaning set forth in Section 2(b) hereof.

“Last Out Secured Claim” means any portion of the Last Out Obligations that would be a secured claim under Section 506(a) of the Bankruptcy Code or otherwise allowable under Section 506(b) of the Bankruptcy Code if the First Out Obligations were secured by a separate Lien on the Collateral with priority over a separate Lien on the Collateral securing the Last Out Obligations (or any similar provisions of any other applicable Debtor Relief Law or any order of a court of competent jurisdiction); provided that the Last Out Secured Claim shall not include any Excess Last Out Obligations.

“Last Out Standstill Period” has the meaning set forth in Section 2(b) hereof.

“Maximum First Out Amount” means on any date the sum of:

(i) $38,930,817 plus

(ii) an amount equal to 10% of the amount set forth in clause (i); plus

(iii) after the commencement of an Insolvency Proceeding by or against any Obligor, 5% of the outstanding principal amount of the Tranche A Notes immediately prior to the applicable petition date; plus

(iv) all interest, fees, premiums, costs, charges, expenses, indemnities and other amounts accrued or charged with respect to the foregoing, irrespective of whether the same is added to the amount of the First Out Obligations and including all such amounts that are incurred during, or accrue from and after, the commencement of an Insolvency Proceeding (or that would accrue and become due but for the commencement of such Insolvency Proceeding), whether or not such amounts are allowed or allowable in whole or in part in such proceeding; minus

(v) all principal repayments of Tranche A Notes.

“Maximum Last Out Amount” means at any time the sum of

(i) $50,000,000 plus

(ii) an amount equal to 20% of the amount set forth in clause (i); plus

(iii) after the commencement of an Insolvency Proceeding by or against any Obligor, $20,000,000; plus

(iv) all interest, fees, premiums, costs, charges, expenses, indemnities and other amounts accrued or charged with respect to the foregoing, irrespective of whether the same is added to the amount of the Last Out Obligations and including all such amounts that are incurred during, or accrue from and after, the commencement of an Insolvency Proceeding (or that would accrue and become due but for the commencement of such Insolvency Proceeding), whether or not such amounts are allowed or allowable in whole or in part in such proceeding; minus

(v) all principal repayments of Tranche B Notes.

“Modification” has the meaning set forth in Section 4(b) hereof.

“Non-Debt Reorganization Securities” means Reorganization Securities that do not consist of Debt Reorganization Securities of the relevant reorganized debtor.

“Note Documents” means the Tranche A Note Documents and/or the Tranche B Note Documents, as the context may require.

“Obligations” has the meaning set forth in the Amended and Restated Security Agreement.

“Obligor” has the meaning set forth in the recitals hereto.

“Paid in Full” or “Payment in Full” means, with respect to any type of Obligation, repayment in full in cash or immediately available funds (or cash collateralization in accordance with the terms hereof or any of the Note Documents, excluding any cash collateralization pursuant to Section 3(c) hereof) or other consideration acceptable to the recipient thereof of all amounts owing on account of such Obligation including, without limitation, all such amounts consisting of all interest, fees, expenses, costs (including rights to reimbursement from Obligors for costs and expenses), premiums, indemnities (including cash collateralization of indemnification obligations that have been asserted or threatened in an amount to be reasonably determined by the Agent in good faith), other charges and all other amounts in respect of the foregoing and all such amounts that are incurred during, or accrue from and after, the commencement of an Insolvency Proceeding (or that would accrue and become due but for the commencement of such Insolvency Proceeding), whether or not such amounts are allowed or allowable in whole or in part in such proceeding, in each case excluding Unasserted Contingent Obligations.

“Permitted Reorganization Securities” means (i) Debt Reorganization Securities that are subject to an intercreditor agreement or agreement among lenders/holders that is consistent in all material respects with this Agreement including, without limitation, the payment priority provision in Section 5 hereof (provided that the payment priority set forth in any such agreement shall only apply to payments and/or Proceeds of Collateral upon a subsequent payment priority triggering event equivalent to the Waterfall Trigger Events hereunder as set forth in such agreement that occurs after the effective date of the applicable Plan) and (ii) Non-Debt Reorganization Securities.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Plan” has the meaning set forth in Section 3(c)(i)(3) hereof.

“Proceeds of Collateral” means all proceeds of Collateral, including (i) all “proceeds” of Collateral as defined by Article 9 of the Uniform Commercial Code and (ii) all other amounts or assets distributed on account of any First Out Secured Claim or Last Out Secured Claim or the proceeds therefor, including Reorganization Securities but excluding Permitted Reorganization Securities.

“Related Fund” means, any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities that is administered or managed by (i) a Holder, (ii) an Affiliate of a Holder or (iii) an entity or an Affiliate of an entity that administers or manages a Holder.

“Reorganization Securities” means any notes, equity interests or other securities (whether debt, equity or otherwise) issued by the relevant reorganized debtor that are distributed pursuant to a Plan on account of the First Out Obligations and/or the Last Out Obligations in any Insolvency Proceeding.

“Required First Out Holders” has the meaning ascribed to “Required Holders” in the Tranche A Notes.

“Required Last Out Holders” has the meaning ascribed to “Required Holders” in the Tranche B Notes.

“Royalty Subordination Agreement” means that certain Subordination Agreement dated as of the date hereof by and between Efshar Hataya Ltd, in its capacity as agent for the Royalty Secured Parties (as defined therein), Scilex Pharmaceuticals Inc. and Acquiom Agency Services LLC, in its capacity as agent for the Note Secured Parties (as defined therein) as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“SPA” means the Tranche A SPA and/or the Tranche B SPA, as the context may require.

“Tranche A Holder” means a holder of Tranche A Notes.

“Tranche A Note Documents” means the Tranche A SPA, the Tranche A Notes, the Amended and Restated Security Agreement and the other Security Documents (as defined in the Tranche A SPA) and all exhibits and schedules thereto.

“Tranche A Notes” has the meaning set forth in the recitals hereto.

“Tranche A SPA” has the meaning set forth in the recitals hereto.

“Tranche B Holder” means a holder of Tranche B Notes.

“Tranche B Note Documents” means the Tranche B SPA, the Tranche B Notes, the Amended and Restated Security Agreement and the other Security Documents (as defined in the Tranche A SPA) and all exhibits and schedules thereto; provided, however, Tranche B Note Documents shall not include the Subsidiary Guarantee.

“Tranche B Notes” has the meaning set forth in the recitals hereto.

“Tranche B SPA” has the meaning set forth in the recitals hereto.

“Tranche Vote” means, with respect to the First Out Obligations and Last Out Obligations, each taken as a separate tranche, the affirmative vote (or acceptance in the case of a Plan) of such Persons in such tranche that hold (or hold a proxy to vote) at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Obligations under such tranche that have voted (or accepted) as permitted under the Tranche A Notes and Tranche B Notes, as applicable, and this Agreement.

“Unasserted Contingent Obligations” means contingent indemnification and expense reimbursement Obligations for which no claim giving rise thereto is pending or has been asserted in writing.

“Voting Procedures Order” has the meaning set forth in Section 3(f)(i) hereof.

“Waterfall Trigger Event” means the occurrence and continuance of any of the following: (a) an Event of Default under Section 8(a)(i) of the Tranche A Notes, (b) any Insolvency Proceeding by or against any Obligor, (c) the acceleration of all or substantially all of the Obligations, (d) any Exercise of Remedies by the Agent or (e) the occurrence of any Change of Control Transaction (as defined in the Tranche A Note).

(b) Unless otherwise defined in this Agreement, any and all initially capitalized terms set forth in this Agreement shall have the meanings ascribed thereto in the Tranche A SPA, Tranche B SPA, the Tranche A Notes, the Tranche B Notes or the Amended and Restated Security Agreement, as applicable.

(c) Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, the part includes the whole, the terms “including” and “include” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, clause, paragraph, section, subsection, exhibit, and schedule references are to this Agreement unless otherwise specified. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “may” is permissive and the word “shall” is mandatory. The word “will” shall be construed to have the same meaning as the word “shall”.

Section 2. Exercise of Remedies.

(a) Upon the occurrence and during the continuance of any Event of Default, and after the Agent’s receipt of written instructions for an Exercise of Remedies from the Required First Out Holders (such written instructions, the “First Out Remedies Instruction” and the date of the Agent’s receipt of such written instructions, the “First Out Remedies Instruction Date”), the Required First Out Holders shall have the exclusive right to direct the Agent in writing to take one or more Exercise of Remedies and the Agent shall commence (as if directed by the Required Last Out Holders) and diligently pursue in good faith an Exercise of Remedies as directed in writing by the Required First Out Holders. The Agent shall promptly deliver each First Out Remedies Instruction from the Required First Out Holders to each other Holder.

(b) Upon the occurrence and during the continuance of any Event of Default, and after the Agent’s receipt of written instructions for an Exercise of Remedies from the Required Last Out Holders (such written instructions, the “Last Out Remedies Instruction” and the date of the Agent’s receipt of such written instructions, the “Last Out Remedies Instruction Date”), on the date that is 90 days after the Last Out Remedies Instruction Date (the “Last Out Standstill Period”), so long as (i) the Agent has not received a First Out Remedies Instruction from the Required First Out Holders pursuant to Section 2(a) hereof and (ii) the Agent is not pursuing an Exercise of Remedies with respect to all or any material portion of the Collateral or diligently attempting to vacate any stay or prohibition against such Exercise of Remedies, the Agent shall commence and diligently pursue in good faith, an Exercise of Remedies as directed in writing by the Required Last Out Holders. The Agent shall promptly deliver each Last Out Remedies Instruction from the Required Last Out Holders to each other Holder.

(c) Notwithstanding receipt by the Agent of a First Out Remedies Instruction or Last Out Remedies Instruction delivered as provided in Section 2(a) or 2(b) hereof, as applicable, the obligations of the Agent under this Section 2 shall be subject to the rights, remedies, protections, limitations of liability and benefits of the Agent in the Note Documents. The Agent, in any case, shall not be required to pursue an Exercise of Remedies with respect to an Event of Default that has been cured or waived.

(d) The Agent shall pursue an Exercise of Remedies only at the direction of the applicable Holders in accordance with this Agreement; provided that nothing in this Section 2 shall be construed to prohibit or limit the Agent from exercising any rights and remedies under the Note Documents to the extent directed by (i) all Holders or (ii) the Required First Out Holders and the Required Last Out Holders.

(e) No Last Out Holder will take any action that would hinder, delay or otherwise interfere with any Exercise of Remedies directed by the Required First Out Holders in accordance with this Agreement or contest the priority, perfection or avoidability of any Lien securing the Obligations and no First Out Holder will take any action that would hinder, delay or otherwise interfere with any Exercise of Remedies directed in writing by the Required Last Out Holders in accordance with this Agreement.

(f) Each Holder waives all rights to object to the manner that the Agent seeks the Exercise of Remedies so long as such Exercise of Remedies is otherwise in accordance with this Agreement, the applicable Note Documents and applicable law.

(g) Upon the occurrence and during the continuation of an Event of Default, subject to the other terms of this Agreement and notwithstanding anything contained in the Note Documents to the contrary, the following actions may be taken by the Agent acting at the written direction of the Required First Out Holders or the Required Last Out Holders and such actions do not constitute the Exercise of Remedies:

(i) legal action against any Obligor for specific performance or injunctive relief to compel such Obligor to comply with (or not violate or breach) any non-payment obligations under the Note Documents (as in effect on the date hereof); provided that such action (1) is not accompanied by a claim for monetary damages or other monetary relief, (2) is not an action to or accompanied by an action seeking to enjoin or restrain, or seeking other equitable relief in respect of, any Collateral, including the disposition thereof, and (3) does not hinder, delay or otherwise interfere with any Exercise of Remedies pursuant to this Agreement;

(ii) legal action within thirty (30) days of the expiration of, and solely to the extent necessary to prevent the running of, any applicable statute of limitation or similar restriction on claims under applicable law (provided that no monetary damages, other monetary relief or Proceeds of Collateral are received or retained in connection therewith in contravention of the terms of this Agreement);

(iii) the filing of responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the Obligations, so long as such pleading is not otherwise in contravention of the terms of this Agreement;

(iv) any action to assert a compulsory crossclaim or counterclaim against any Obligor (provided that no monetary damages, other monetary relief or Proceeds of Collateral are received or retained in connection therewith in contravention of the terms of this Agreement);

(v) during an Insolvency Proceeding (1) the voting on any Plan, (2) the filing of any proof of claim, and (3) the making of any other filings or arguments and motions that are, in each case under this Section 2(g)(v), in accordance with and not in contravention of any of the terms of this Agreement or the Note Documents;

(vi) any action taken in accordance with, and to enforce the terms of, any intercreditor or subordination agreement with any Person (other than an Obligor) with respect to any indebtedness, Liens or other obligations subordinated to the Obligations (provided that (1) prior written notice of such action is provided to the Holders, (2) no such action includes any Exercise of Remedies, (3) any payment or other property received, to the extent resulting from a payment or other transfer of property or an interest in property of an Obligor, will be remitted to the Agent and applied to the Obligations in accordance with the terms of this Agreement and (4) any other payments received in connection with such action will otherwise be subject to the terms of such subordination agreement with any other Person, any related intercreditor or subordination agreement with the Agent, and this Agreement);

(vii) engagement of consultants, valuation firms, investment bankers and other advisors and perform or engage third parties to perform audits, examinations and appraisals of the Collateral and not for purpose of marketing or conducting a disposition of such Collateral, in each case pursuant to the terms of this Agreement, the Note Documents and applicable law so long as taking any such action does not hinder, delay or otherwise interfere with the Exercise of Remedies by the Agent in any material respect; and

(viii) solicitation of bids from and/or retaining third parties in preparation of conducting any liquidation of all or a material portion of the Collateral (but not taking any further steps to actively market or to conduct any such liquidation).

(h) Except as specifically set forth in this Agreement, the Holders may exercise rights and remedies as unsecured creditors against any Obligor that has guaranteed (solely in the case of the First Out Obligations) or granted Liens to secure the Obligations in accordance with the terms of the Note Documents and applicable law; provided that in the event that any Holder becomes a judgement Lien creditor in respect of Collateral as a result of its enforcement of its rights and remedies as an unsecured creditor with respect to the Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes.

Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 2 shall prevent the Required First Out Holders from giving a Waterfall Activation Notice at any time after the occurrence and during the continuance of a Waterfall Trigger Event.

Section 3. Insolvency Proceedings.

(a) Commencement of Insolvency Proceedings.

(i) Notwithstanding any rights or remedies available to any First Out Holder under any Tranche A Note Document, applicable law or otherwise, no First Out Holder shall commence or direct the Agent to commence or join in the commencement of an Insolvency Proceeding against any Obligor at any time prior to the date that is the earliest of (1) the date on which the Required First Out Holders are permitted to direct the Agent to pursue any Exercise of Remedies pursuant to Section 2(a) and (2) the receipt of written consent of the Required Last Out Holders, unless Exigent Circumstances exist, as determined by the Agent in its sole discretion.

(ii) Notwithstanding any rights or remedies available to any Last Out Holder under any Tranche B Note Document, applicable law or otherwise, no Last Out Holder shall commence or direct the Agent to commence or join in the commencement of an Insolvency Proceeding against any Obligor at any time prior to the date that is the earliest of (1) the date on which the Required Last Out Holders are permitted to direct the Agent to pursue any Exercise of Remedies pursuant to Section 2(b) and (2) the receipt of written consent of the Required First Out Holders by the Last Out Holders and the Agent.

(b) Bankruptcy Sale. No Last Out Holder shall object to or oppose or direct the Agent to object to or oppose (or support any Person in objecting or opposing) a motion for any sale or other disposition of any Collateral free and clear of Liens or other claims under Sections 363, 365 or 1129 of the Bankruptcy Code or any comparable provision of any other applicable Debtor Relief Law (and including any motion for bid procedures or other procedures related to such sale or other disposition of any Collateral that is the subject of such motion), and each Last Out Holder shall be deemed to have consented to any such sale or other disposition of any Collateral under Section 363(f) of the Bankruptcy Code or any comparable provision of any other applicable Debtor Relief Law (and including any motion for bid procedures or other procedures related to such sale or other disposition of any Collateral that is the subject of such motion), that has been consented to by the Required First Out Holders (or the Agent at the direction of the Required First Out Holders); provided that, subject to any credit bid in compliance with Section 3(h), (i) any Lien of the Agent on such Collateral attaches to the net proceeds, if any, of such sale or other disposition of any Collateral and (ii) the net proceeds, if any, of such sale or other disposition of any Collateral will be applied in accordance with the payment priority provision set forth in Section 5 hereof and, if applicable, the terms of any applicable DIP Financing. Notwithstanding this Section 3(b), any Last Out Holder may at any time raise any objections to any such sale or other disposition of any Collateral that could be raised by any unsecured creditor of any Obligor; provided that such objections are not based on their status as secured creditors and are not otherwise inconsistent this Agreement.

(c) Bankruptcy Financing.

(i) If any Obligor shall become subject to a case under the Bankruptcy Code or any other Debtor Relief Law and such Obligor moves for approval of (1) DIP Financing with the consent of the Required First Out Holders (or the Agent acting at the written direction of the Required First Out Holders) (any such provider of DIP Financing, a “DIP Lender”) or (2) the use of “cash collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code, or any similar relief under any other applicable Debtor Relief Law, herein, “Cash Collateral Use”) with the consent of the Required First Out Holders (or the Agent acting at the written direction of the Required First Out Holders), no Last Out Holder shall object to or oppose or direct the Agent to object to or oppose (or support any Person in objecting or opposing), and each Last Out Holder will be deemed to have consented to, such DIP Financing or Cash Collateral Use; provided that:

(1) the Agent retains its Lien on the Collateral to secure the Obligations (in each case, including proceeds thereof arising after the commencement of such Insolvency Proceeding) with the same priority (subject to (A) Section 5 hereof, (B) the Lien and claims securing the DIP Financing and (C) a professional fee “carve-out” and any fees owed to the United States Trustee) as existed prior to the commencement of the case under the Bankruptcy Code or any other Debtor Relief Law;

(2) the Agent receives replacement or additional Liens or other similar relief under any applicable Debtor Relief Law to secure the Last Out Obligations on post-petition assets to the same extent granted in connection with the Cash Collateral Use or the DIP Financing with the same priority (subject to (A) Section 5 hereof, (B) the Lien and claims securing the DIP Financing, and (C) a professional fee “carve-out” and any fees owed to the United States Trustee) as existed prior to the commencement of the case under the Bankruptcy Code or any other Debtor Relief Law;

(3) any such DIP Financing or Cash Collateral Use (A) does not compel any Obligor to seek confirmation of a specific plan of reorganization or liquidation (a “Plan”) or (B) does not expressly require the liquidation of all or any portion of the Collateral prior to a default under the DIP Financing Documents or cash collateral order, as applicable (but may include sale or Plan milestones providing for the sale or reorganization of each Obligor’s business); provided that the foregoing shall not limit the ability of the terms of such DIP Financing or Cash Collateral Use to require that it will be an event of default if a Plan is filed that does not provide for the Payment in Full of the First Out Priority Obligations (without the consent of the First Out Holders); and

(4) the aggregate amount of the obligations owed or, in the case of unfunded commitments, that could be owed, to the DIP Lenders in respect of such DIP Financing, when aggregated (without duplication) with the amount of the First Out Obligations outstanding as of the commencement of a case under the Bankruptcy Code or any other Debtor Relief Law, does not exceed the Maximum First Out Amount.

(ii) No Last Out Holder shall propose, nor shall any Last Out Holder permit any of its Affiliates or Related Funds to propose, any Cash Collateral Use in any Insolvency Proceeding, so long as the Required First Out Holders have approved any Cash Collateral Use that complies with the proviso to Section 3(c)(i). Subject to Section 3(c)(iii), any Last Out Holder may (1) object to or oppose or direct the Agent to object to or oppose (or support any Person in objecting or opposing) any Cash Collateral Use or DIP Financing that does not comply with the terms of Section 3(c) or (2) offer to provide DIP Financing or Cash Collateral Use that complies with the proviso to Section 3(c)(i) so long as (x) such Last Out Holder or any of its Affiliates or Related Funds shall offer the First Out Holders the opportunity to participate in such DIP Financing on a pro rata basis based on the outstanding amount of all Obligations and (y) the aggregate principal amount (for the avoidance of doubt, inclusive of any interest that has been paid in kind and capitalized in accordance with Section 2(a) of the Tranche A Note) of the Tranche A Notes does not exceed $20,000,000 at the time of filing of the petition by or against any Obligor under the Bankruptcy Code.

(iii) If any First Out Priority Obligations would remain outstanding after the application of any DIP Financing, no Last Out Holder (or any Affiliate or Related Fund of a Last Out Holder) shall offer to provide, or provide, any DIP Financing unless (1) the repayment of such DIP Financing is junior in right of payment to the First Out Priority Obligations (including any DIP Financing provided by the First Out Holders (or one or more Affiliates or Related Funds of First Out Holders) or consented to by the Required First Out Holders, (2) the Liens securing such DIP Financing are junior to the Liens of the Agent securing the First Out Priority Obligations (including any Liens securing DIP Financing provided by the First Out Holders (or one or more Affiliates or Related Funds of First Out Holders) or consented to by the Required First Out Holders, (3) the proceeds of such DIP Financing are not used to repay any Obligations except in accordance with this Agreement and (4) the aggregate amount of the obligations owed or, in the case of unfunded commitments, that could be owed, to the DIP Lenders in respect of such DIP Financing, when aggregated (without duplication) with the amount of the Last Out Obligations outstanding as of the commencement of a case under the Bankruptcy Code or any other Debtor Relief Law, does not exceed the Maximum Last Out Amount.

(iv) No Last Out Holder shall object to or oppose or direct the Agent to object to or oppose (or support any Person in objecting or opposing) any professional fee “carve out” or similar surcharge to the Liens on the Collateral (including any fees of the United States Trustee) if such fee or surcharge has been approved by the Required First Out Holders.

(v) Notwithstanding this Section 3(c), any Last Out Holder may at any time raise any objections (or instruct the Agent to do the same) to any post-petition financing or use of cash collateral that could be raised by any unsecured creditor of any Obligor; provided that such objections are not based on their status as secured creditors and are not otherwise inconsistent with this Agreement.

(d) Relief from Stay. Each Last Out Holder agrees not to (i) seek or request or direct the Agent to seek or request (or support any other Person seeking or requesting) relief from or modification of the automatic stay or any other stay in any Insolvency Proceeding in respect of any part of the Collateral, without the prior written consent of Required First Out Holders or (ii) oppose any request by the Agent at the written direction of the Required First Out Holders to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Collateral.

(e) Adequate Protection.

(i) The Required First Out Holders may direct the Agent in writing (1) to seek adequate protection of the interests of the Agent and the Holders in the Collateral, including replacement or additional Liens on any property of the estate of any Obligor and (2) to object to any motion, relief, action or proceeding based upon any lack of adequate protection of the interests of the Agent or the Holders in the Collateral.

(ii) If the Required First Out Holders do not do so, the Last Out Holders may direct the Agent in writing (1) to seek adequate protection of the interests of the Agent and the Holders in the Collateral, including replacement or additional Liens on any property of the estate of any Obligor so long as the adequate protection obtained is on behalf of all Holders generally and subject to the other terms and priorities of this Agreement and (2) to object to any motion, relief, action or proceeding based upon any lack of adequate protection of the interests of the Agent or the Holders in the Collateral other than any motion, relief, action or proceeding of the Agent at the direction of the Required First Out Holders.

(iii) If the Agent is granted adequate protection in the form of replacement or additional Liens or in the form of superpriority or other administrative expense claims, such Liens and claims and will constitute Proceeds of Collateral pursuant to the terms of the Note Documents and this Agreement. Payment of any such superpriority or administrative expense claims under Section 1129(a)(9) of the Bankruptcy Code or otherwise will be made to the Agent, as applicable, and applied in accordance with the priorities of Section 5 hereof.

(iv) If the Agent is granted adequate protection in the form of cash payments, such payments will be applied as Proceeds of Collateral in accordance with the priorities of Section 5 hereof.

(f) Plan of Reorganization.

(i) Each Holder shall submit any votes on a Plan in accordance with the terms of the Plan or Voting Procedures Order no later than one (1) Business Day prior to the voting deadline established pursuant to the terms of such Plan or any court order establishing voting procedures with respect to the Plan (the “Voting Procedures Order”).

(ii) No Last Out Holder shall propose or support or direct the Agent to propose or vote in favor or support (or support any Person in proposing or voting in favor or supporting) any Plan that does not provide for the Payment in Full of the First Out Priority Obligations in cash with immediately available funds upon the consummation of any such Plan unless the First Out Holders, pursuant to a Tranche Vote, approve such Plan.

(g) Reorganization Securities.

(i) Except as otherwise agreed to pursuant to a Plan that has been approved by the Holders, pursuant to a Tranche Vote, as provided in Section 3(f)(i), all Reorganization Securities to be distributed under a Plan to the Agent and the Holders will be remitted to Agent and the Agent will distribute such Reorganization Securities as follows:

(1) first, to the Agent on account of and deemed payment of any Obligations owing to the Agent under Section 5(b) that are not otherwise paid from cash distributions under a Plan pursuant to Section 5(b), such Reorganization Securities having a value determined under or in connection with the applicable Plan up to the amount of any such Obligations owing to the Agent;

(2) second, to the First Out Holders in accordance with their respective First Out Pro Rata Shares on account of any First Out Priority Obligations not otherwise paid from cash distributions under a Plan and applied in accordance with Section 5(b), Debt Reorganization Securities (as selected by Tranche Vote among First Out Holders) having a value determined under or in connection with the applicable Plan up to the amount of the First Out Secured Claim;

(3) third, if the value of the Debt Reorganization Securities determined under or in connection with the applicable Plan is less than the amount of the First Out Secured Claim (calculated after taking into account cash distributions to be applied in accordance with Section 5(b) and the value of Debt Reorganization Securities distributed pursuant to clause second), to the First Out Holders in accordance with their respective First Out Pro Rata Shares on account of the First Out Secured Claim, Non-Debt Reorganization Securities (as selected by Tranche Vote among First Out Holders) having a value determined under or in connection with the applicable Plan up to the amount of the First Out Secured Claim;

(4) fourth, if the value of the Debt Reorganization Securities determined under or in connection with the applicable Plan is more than the amount of the First Out Secured Claim (calculated after taking into account cash distributions to be applied in accordance with Section 5(b) and the value of Debt Reorganization Securities distributed pursuant to clause second), to the Last Out Holders in accordance with their respective Last Out Pro Rata Shares on account of the Last Out Secured Claim, Debt Reorganization Securities (as selected by Tranche Vote among Last Out Holders) having a value determined under or in connection with the applicable Plan up to the amount of the Last Out Secured Claim;

(5) fifth, to the Last Out Holders in accordance with their respective Last Out Pro Rata Shares on account of Last Out Priority Obligations, Non-Debt Reorganization Securities (as selected by Tranche Vote among Last Out Holders) having a value determined under or in connection with the applicable Plan up to the amount of the Last Out Secured Claim; and

(6) sixth, ratably to the First Out Holders (in accordance with their respective First Out Pro Rata Shares) and Last Out Holders (in accordance with their Last Out Pro Rata Shares) based on the remaining First Out Obligations and Last Out Obligations (calculated after taking into account cash distributions to be applied in accordance with Section 5(b) and as if such Obligations were reduced by the value determined under or in connection with the applicable Plan of Reorganization Securities distributed pursuant to clauses (1) through (5) of this Section 3(g)(i)).

(ii) Notwithstanding anything to the contrary in Section 3(g)(i), if Reorganization Securities distributable to Last Out Holders pursuant to Section 3(g)(i) are not Permitted Reorganization Securities, such distributions will be applied by the Agent in accordance with Section 5(b).

(iii) No First Out Holder or Last Out Holder shall propose, vote in favor of, or otherwise support a Plan that is in contravention of any of the provisions set forth in Section 5 hereof.

(h) Credit Bid.

(i) In connection with any credit bid on the disposition of the Collateral, (1) if the Required First Out Holders elect to credit bid the First Out Obligations, the First Out Obligations shall be credit bid on a ratable basis based on the First Out Pro Rata Shares, (2) if the Required Last Out Holders elect to credit bid the Last Out Obligations, the Last Out Obligations shall be credit bid on a ratable basis based on the Last Out Pro Rata Shares, and (3) if any Last Out Holder elects to credit bid all or any portion of the Last Out Obligations (A) the consent of the Required First Out Holders to such credit bid shall be required or (B) the cash proceeds of such credit bid shall result in Payment in Full of the First Out Priority Obligations on the initial closing date of such disposition. No First Out Holder shall object to any proposed credit bid meeting the requirements of clause (3)(A) or (B) of this Section 3(h)(i).

(ii) No Last Out Holder may object to or oppose or direct the Agent to object to or oppose (or support any Person in objecting to or opposing) a credit bid of the First Out Obligations made in accordance with the Bankruptcy Code or any similar provisions of any other Debtor Relief Law unless such objection or opposition is in connection with a credit bid by such Last Out Holder that complies with this Section 3(h).

(iii) No First Out Holder may object to or oppose or direct the Agent to object to or oppose (or support any Person in objecting to or opposing) a credit bid on the disposition of the Collateral by any Last Out Holder made in accordance the Bankruptcy Code or any similar provisions of any other Debtor Relief Law that would result in the Payment in Full of the First Out Priority Obligations on the initial closing date of the disposition of the Collateral.

(iv) The Agent, based solely upon the written instruction of the Required First Out Holders (solely in connection with any credit bid by the Required First Out Holders) and the Required Last Out Holders (solely in connection with any credit bid by the Required Last Out Holders), may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate a credit bid.

(i) Classification.

(i) The Agent and the Holders each agree that (1) the claims in respect of the First Out Secured Claim and the Last Out Secured Claim shall be separately classified (within the meaning of Section 1126(c) of the Bankruptcy Code) in any Insolvency Proceeding under the Bankruptcy Code and (2) they shall not object to the separate classification of the First Out Secured Claim from the Last Out Secured Claim in a Plan under the Bankruptcy Code.

(ii) No Holder may, and each shall be deemed to have irrevocably waived the right to, make an election under Section 1111(b) of the Bankruptcy Code to have the entire allowed claim of each member of the class treated as a secured claim in such Insolvency Proceeding notwithstanding Section 506(a) of the Bankruptcy Code, unless the First Out Holders and the Last Out Holders, based on a Tranche Vote, have voted to make such election.

(j) Status in Insolvency Proceedings. This Agreement shall be applicable both before and after the institution of any Insolvency Proceeding (notwithstanding Section 1129(b)(1) of the Bankruptcy Code or otherwise), including without limitation, both before and after the filing of any petition by or against any Obligor under the Bankruptcy Code and in any and all converted or succeeding cases in respect thereof. The relative rights of the Agent and the Holders in or to any distributions including, without limitation, from or in respect of any Collateral or Proceeds of Collateral, shall continue after the institution of any Insolvency Proceeding, including, without limitation, the filing of any petition by or against any Obligor under the Bankruptcy Code and all converted or succeeding cases in respect thereof, on the same basis as prior to the date of such institution, subject to any court order approving the financing of, or use of cash collateral by, any Obligor as debtor-in-possession consistent with this Agreement. In connection with any Insolvency Proceeding, the agreements contained in this Agreement shall remain in full force and effect and enforceable pursuant to their terms in accordance with Section 510(a) of the Bankruptcy Code and such other applicable laws of similar effect and all references herein to any Obligor shall be deemed to apply to such Obligor as debtor-in-possession and to any trustee or receiver for the estate of such Obligor. This agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

(k) Reinstatement. To the extent that the First Out Holders or the Last Out Holders receive payments on the First Out Obligations or the Last Out Obligations, as applicable, or Proceeds of Collateral for application to the First Out Obligations or the Last Out Obligations, as applicable, that are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under the Bankruptcy Code, common law, any equitable cause or otherwise (each an “Avoidance”), and whether as a result of any demand, settlement, litigation or otherwise (each an “Avoidance Action”), then to the extent of such payment or proceeds received (calculated as of the date the notice of such Avoidance Action is received by the relevant party), such First Out Obligations or Last Out Obligations, as applicable, or part thereof, intended to be satisfied by such payment or proceeds shall be revived as of the date of reinstatement and, from and after such date of reinstatement continue in full force and effect as if such payments or proceeds had not been received by the First Out Holders or the Last Out Holders, as applicable. Such payments that are subject to any Avoidance shall be paid to the Agent for the benefit of the party entitled to such payment following the entry of a final, non-appealable judgment. This Agreement, if theretofore terminated, shall be reinstated in full force and effect as of the date of such Avoidance, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the payment priorities and the relative rights and obligations of the First Out Holders and the Last Out Holders provided for herein with respect to any event occurring on or after the date of such Avoidance.

Section 4. Voting Agreement. The parties hereto hereby agree (solely among themselves and without amending the Tranche A Notes or the Tranche B Notes) as follows:

(a) Notwithstanding anything to the contrary contained herein or in any of the Note Documents, any exercise of rights and remedies under the Amended and Restated Security Agreement or any other Security Document (as defined in the Tranche A SPA) that requires the consent or direction of the “Required Holders” shall be deemed to refer to the Holders permitted to exercise such remedies at such time pursuant to Section 2 hereof.

(b) Each SPA and its related Note Documents may be amended, supplemented or modified and any provision of each SPA and the Note Documents may be waived, including of any agreement or arrangement to forbear from the exercise of any rights or remedies with respect to the provisions of each SPA and each Note Document related thereto (each such amendment, supplement, modification, waiver, or forbearance, a “Modification”) in accordance with the applicable SPA and Note Documents.

(c) Notwithstanding the foregoing clause (b) or any other provision in this Agreement to the contrary:

(i) without the consent of the Required First Out Holders, no Modification shall be permitted to be made to the Tranche B SPA or Tranche B Notes that (A) increases the aggregate principal amount of the Tranche B Notes in excess of the Maximum Last Out Amount, (B) increases the interest rate applicable to the Tranche B Notes, (C) imposes additional or increased fees, premiums or other charges applicable to the Tranche B Notes or (D) is adverse to the interests of the First Out Holders;

(ii) that without the consent of the Required Last Out Holders, no Modification shall be permitted to be made to the Tranche A SPA or Tranche A Notes that (A) increases the aggregate principal amount of the Tranche A Notes in excess of the Maximum First Out Amount, (B) increases the interest rate applicable to the Tranche A Notes, (C) imposes additional or increased fees, premiums or other charges applicable to the Tranche A Notes or (D) is adverse to the interests of the Last Out Holders;

(iii) without the consent of the Required First Out Holders and the Required Last Out Holders, the Agent shall not accept any Collateral or Proceeds of Collateral in partial or full satisfaction of the Obligations;

(iv) following the resignation of the Person serving as the Agent, the consent of the Required First Out Holders and the Required Last Out Holders shall be required to appoint any other Person as the replacement Agent; and

(v) the Agent shall not modify or consent to any Modification to the Royalty Subordination Agreement (other than to correct ministerial or typographical errors) without the consent of the Required First Out Holders and the Required Last Out Holders.

Section 5. Payment Waterfall. Anything to the contrary contained in the Note Documents notwithstanding, the Agent and the Holders hereby agree that (solely between themselves and without effecting an amendment to the Tranche A Note, Tranche B Note or any Note Documents) as follows:

(a) Subject to Section 5(b) hereof, the Holders shall be permitted to receive payments from the Issuer and apply payments and distributions in respect of the Obligations (other than the Proceeds of Collateral that are applied pursuant to Section 5(b) hereof) as set forth in Sections 6, 7, 8 and 9 of this Agreement.

(b) After the occurrence and during the continuance of a Waterfall Trigger Event of which the Agent has received written notice from the Required First Out Holders affirmatively electing to invoke this Section 5(b) (a “Waterfall Activation Notice”), the Agent shall apply all payments and distributions in respect of the Obligations received by it and at all times, the Agent shall apply all Proceeds of Collateral (regardless of whether an Event of Default has occurred and is continuing), in each case as follows:

(i) first, to pay Obligations in respect of any cost or expense reimbursements or indemnities then due to the Agent (including the reasonable fees and costs of counsel to the Agent) under the Note Documents until Paid in Full;

(ii) second, ratably in accordance with the First Out Pro Rata Shares, to pay Obligations in respect of any cost or expense reimbursements or indemnities then due to any or all of the First Out Holders in respect of First Out Priority Obligations under the Tranche A Notes and the Tranche A Note Documents until Paid in Full;

(iii) third, ratably in accordance with the First Out Pro Rata Shares, to payment of fees (other than prepayment premiums) and interest then due and payable on account of the First Out Priority Obligations under the Tranche A Notes and the Tranche A Note Documents until Paid in Full;

(iv) fourth, ratably in accordance with the First Out Pro Rata Shares, to pay all other First Out Obligations (other than prepayment premiums) in respect of First Out Priority Obligations under the Tranche A Notes and the Tranche A Note Documents until Paid in Full;

(v) fifth, ratably in accordance with the Last Out Pro Rata Shares, to pay Obligations in respect of any cost or expense reimbursements or indemnities then due to any or all of the Last Out Holders in respect of Last Out Priority Obligations under the Tranche B Notes and the Tranche B Note Documents until paid in full;

(vi) sixth, ratably in accordance with the Last Out Pro Rata Shares, to payment of fees (other than prepayment premiums) and interest then due and payable on account of the Last Out Priority Obligations under the Tranche B Notes and the Tranche B Note Documents until paid in full;

(vii) seventh, ratably in accordance with the Last Out Pro Rata Shares, to pay all other Last Out Obligations (other than prepayment premiums) in respect of Last Out Priority Obligations under the Tranche B Notes and the Tranche B Note Documents until Paid in Full;

(viii) eighth, ratably in accordance with the First Out Pro Rata Shares, to payment of all other First Out Obligations under the Tranche A Notes and the Tranche A Note Documents not paid pursuant to clauses (ii), (iii) and (iv) above (including any prepayment premiums) until Paid in Full;

(ix) ninth, ratably in accordance with the Last Out Pro Rata Shares, to payment of the Last Out Obligations under the Tranche B Notes and Tranche B Note Documents not paid pursuant to clauses (v), (vi) and (vii) above (including any prepayment premiums) until Paid in Full; and

(x) tenth, any remainder shall be for the account of and paid to the Issuer or to whomsoever shall be lawfully entitled thereto.

(c) Each Holder agrees that any payments or distributions in respect of the Obligations received by such Holder in violation of this Agreement shall be as promptly as practicable paid over to the Agent, for the benefit of the other Holders due such amounts, in the same form as received, with any necessary endorsements, to be applied in accordance with Section 5(b), and each Holder hereby authorizes the Agent to make any such endorsements as agent for such other Holders (which authorization, being coupled with an interest, is irrevocable).

(d) Any distributions received by the Agent in a form other than cash will be held by Agent as Collateral and, at such time as such non-cash proceeds, amount or assets, are monetized and reduced to cash, will be applied in the order of application set forth in Section 5(b). The Agent will not have any duty or obligation to take actions to monetize such non-cash distributions unless the Agent is otherwise required to do so in accordance with the terms of the Note Documents or this Agreement.

(e) Notwithstanding anything to the contrary in any Tranche B Notes or any Tranche B Note Document, each Tranche B Holder hereby acknowledges and agrees that: the payment of all or any portion of the outstanding principal amount of its Tranche B Note and all interest thereon shall be pari passu in right of payment and in all respects to each other Tranche B Note. No payment, including without limitation any Company Optional Redemption, Subsequent Placement Optional Redemption, Asset Sale Optional Redemption, Revenue Sweep Optional Redemption, any redemption pursuant to Section 4(b) or Section 5(b) of the Tranche B Notes or any other optional or mandatory redemption payment under any provision of a Tranche B Note (the “Relevant Tranche B Note”), shall be made thereunder unless payment is made with respect to all other Tranche B Notes in an amount which bears the same ratio to the then unpaid principal balance on such other Tranche B Notes as the payment made to the Relevant Tranche B Note bears to the then unpaid principal balance under the Relevant Tranche B Note; provided that, any Tranche B Holder shall be permitted in its sole discretion to waive its right to receive its pro rata share of any such payment; provided further, that no Tranche B Holder shall be required to share pro rata the proceeds in respect of a Subsequent Placement Optional Redemption under its Tranche B Note to the extent the cash proceeds of such Eligible Subsequent Placement are derived from the cash exercise of the Warrants held by such Tranche B Holder or the purchase price of any securities purchased by the Tranche B Holder in any such Eligible Subsequent Placement. In the event that any Tranche B Holder receives payments in excess of its pro rata share of the Issuer’s payments to such Tranche B Holder of its Note and the other Tranche B Notes, then such Tranche B Holder shall hold in trust all such excess payments for the benefit of the holders of the other Tranche B Notes and shall pay such amounts held in trust to the holders of the other Tranche B Notes upon demand by any such other Tranche B Holder.

(f) For the avoidance of doubt, none of the Proceeds received by a Tranche B Holder resulting from (i) the exercise by any Tranche B Holder of its right to convert or exchange any portion of its Tranche B Note, in whole or in part, into shares of Common Stock (as defined in the Tranche B Note) or otherwise receive any dividend or distribution in shares of Common Stock (or securities convertible, exchangeable or exercisable into shares of Common Stock, as applicable) in accordance with the terms of the Tranche B Note, (ii) the exercise or exchange of any Warrants (as defined in the Tranche B Note) by any Tranche B Holder, in whole or in part, for shares of Common Stock (as defined in the Tranche B Note)  or otherwise receive any dividend or distribution in shares of Common Stock (or securities convertible, exchangeable or exercisable into shares of Common Stock, as applicable) in connection with such exercise or exchange and (iii) the exercise or exchange of any Warrants (as defined in the Tranche A Note) by any Tranche A Holder, in whole or in part, for shares of Common Stock (as defined in the Tranche A SPA) or otherwise receive any dividend or distribution in shares of Common Stock (or securities convertible, exchangeable or exercisable into shares of Common Stock, as applicable) in connection with such exercise or exchange, shall in any case be subject to the payment priority provision provided in Section 5(b) hereof nor constitute Collateral subject to the terms of this Agreement, including for the avoidance of doubt, any Make-Whole Amount included in the Conversion Amount.

Section 6. Amortization. Anything to the contrary in the Tranche A Note, Tranche B Note and the other Note Documents notwithstanding, the Agent and the Holders hereby agree that, so long as the payment priority provision provided in Section 5(b) hereof is not then applicable, each scheduled amortization payment set forth in Section 14 of the Tranche B Note shall be permitted to be paid by the Issuer to the Tranche B Holders (for the avoidance of doubt, together with any Make-Whole Amount thereon). If the payment priority provision provided in Section 5(b) hereof is then in effect at the time of any such payment, such scheduled quarterly amortization payment (for the avoidance of doubt, including any Make-Whole Amount payable in cash) shall be subject to and applied in accordance with the provisions set forth above in Section 5(b) hereof.

Section 7. Application of Mandatory Prepayments. Anything to the contrary contained in the Tranche B Notes and other Tranche B Note Documents notwithstanding, the Holders hereby agree (solely among themselves and without effecting an amendment to the Tranche B Note) that, prior to the Payment in Full of the First Out Priority Obligations, any mandatory redemption payment required to be made by the Issuer under the Tranche B Notes to the Last Out Holders shall be subject in all respects to and applied in accordance with the payment priority provision provided in Section 5(b) hereof.

Section 8. Application of Optional Prepayments.

(a) Anything to the contrary contained in the Tranche B Notes and other Tranche B Note Documents notwithstanding, the Holders hereby agree that, prior to the Payment in Full of the First Out Priority Obligations, no Company Optional Redemption, Subsequent Placement Optional Redemption, Asset Sale Optional Redemption, Revenue Sweep Optional Redemption or any redemption pursuant to Section 4(b) or Section 5(b) of the Tranche B Notes shall in any case be permitted and, to the extent any optional redemption payment shall be paid to any Last Out Holder by the Issuer, such Last Out Holder shall hold such payment in trust for the benefit of the First Out Holders and shall promptly be paid over to the First Out Holders entitled to such payment; provided that, the foregoing restriction shall not be applicable to any Tranche B Holder to the extent the cash proceeds of an Eligible Subsequent Placement are derived from the cash exercise of any warrants to purchase Common Stock (including the Warrants) held by such Tranche B Holder or the purchase price of any securities purchased by such Tranche B Holder in any Eligible Subsequent Placement (the “Permitted Section 9 Note Payments”) and any Permitted Section 9 Note Payments shall be available, at the option of the applicable Tranche B Holder, in a Subsequent Placement Optional Redemption to redeem all, or any part, of the Tranche B Note of such Tranche B Holder in accordance with Section 9 of the Tranche B Note of such Tranche B Holder.

(b) The Holders hereby agree that, prior to Payment in Full of the First Out Priority Obligations, any redemption payment made to the First Out Holders during the Redemption Period that would otherwise arise under Section 9 of the Tranche B Notes shall be applied as follows: (i) until the Payment in Full of the First Out Priority Obligations, 70% of each dollar of such net cash proceeds shall be required to be used to prepay the Tranche A Notes as required as set forth therein, and the remaining 30% shall be retained by the Issuer, and, thereafter (ii) each additional dollar of such net cash proceeds remaining after the application of the proceeds set forth in the foregoing clause (i) shall be subject to the terms of Section 9 of the Tranche B Notes (for the avoidance of doubt and solely as an illustrative example, if the Issuer receives net cash proceeds from a Subsequent Placement (as defined in the Tranche B Notes) subject to prepayment/optional redemption of $20,000,000 at a time that the remaining First Out Priority Obligations are $7,000,000, the Issuer shall be required to prepay the Tranche A Notes in an amount equal to $7,000,000, the Issuer shall retain $3,000,000, and the remaining $10,000,000 shall then be subject to Section 9 of the Tranche B Notes)) (the prepayment application principle in this sentence, the “Subsequent Placement Prepayment Priority Principle”). The Issuer shall be an express third-party beneficiary of the Subsequent Placement Prepayment Priority Principle and entitled to rely on the terms of the Subsequent Placement Prepayment Priority Principle as if set forth directly in the Tranche A Notes and the Tranche B Notes and the Subsequent Placement Prepayment Priority Principle may not be amended without the prior written consent of the Issuer. For the avoidance of doubt, the Subsequent Placement Prepayment Priority Principle shall not apply to the Permitted Section 9 Note Prepayments, all of which shall be available to be redeemed, at the option of the applicable Tranche B Holder, in a Subsequent Placement Optional Redemption of all, or any part, of the Tranche B Note of such Tranche B Holder in accordance with Section 9 of the Tranche B Note of such Tranche B Holder.

Section 9. Interest Payments. For the avoidance of doubt, so long as the payment priority provision provided in Section 5(b) hereof is applicable, any interest due and payable in cash under Section 2(a) of the Tranche B Notes shall be applied as required by Section 5(b) hereof.

Section 10. Buy-Out Options.

(a) Last Out Buy-Out Option.

(i) The parties hereto agree that at any time on or after 5 Business Days of the earliest of the date that any one or more of the following events has occurred and is continuing:

(1) the maturity of the Obligations has been accelerated following an Event of Default;

(2) an Insolvency Proceeding by or against any Obligor;

(3) the Required First Out Holders have directed the Agent to commence an Exercise of Remedies;

(4) a Waterfall Trigger Event; or

(5) the occurrence and continuation of an Event of Default under Section 4(a)(iv) of the Tranche B Note with respect to the Issuer’s failure to pay any Last Out Obligations, except to the extent such payment is waived by the Tranche B Holder entitled to such payment;

then the Last Out Holders shall have the right, but not the obligation, by giving a written notice (a “Committed Last Out Buy-Out Notice”) to the Agent, for the benefit of the First Out Holders, to acquire on the date that is no more than 15 Business Days after the date of the Agent’s receipt of such Committed Last Out Buy-Out Notice, from the First Out Holders all (but not less than all) of the right, title and interest of the First Out Holders in and to the First Out Priority Obligations and the Note Documents (to the extent related to the foregoing). Each Last Out Holder that delivers a Committed Last Out Buy-Out Notice is referred to herein as an “Electing Last Out Holder”. In the event all Last Out Holders are Electing Last Out Holders, each such Electing Last Out Holder shall be entitled to purchase an amount of the First Out Priority Obligations equal to the product of (A) the aggregate amount of all outstanding First Out Priority Obligations and (B) such Electing Last Out Holder’s Last Out Pro Rata Share. In the event less than all Last Out Holders are Electing Last Out Holders, the Electing Last Out Holders shall be entitled to purchase the First Out Priority Obligations in accordance with the proportion of the Last Out Obligations held by each Electing Last Out Holder bears to the Last Out Obligations of all Electing Last Out Holders (or such amount as is agreed by all Electing Last Out Holders).

(ii) Upon the receipt by the Agent of a Committed Last Out Buy-Out Notice, each Electing Last Out Holder irrevocably shall be committed, severally, to acquire within 15 Business Days of the date of the Committed Last Out Buy-Out Notice from the First Out Holders all (but not less than all) of the right, title and interest of the First Out Holders in and to the First Out Priority Obligations by paying to the First Out Holders in cash a purchase price equal to the sum of:

(1) 100% of the outstanding balance with respect to such First Out Holder’s Tranche A Note and including any loans by such First Out Holder that are part of a DIP Financing, including principal, interest accrued and unpaid thereon, and any unpaid fees and premiums to the extent earned or due and payable in accordance with the Tranche A Note Documents (excluding Unasserted Contingent Obligations and Excess First Out Obligations), including all such amounts that are incurred during, or accrue from and after, the commencement of an Insolvency Proceeding (or that would accrue and become due but for the commencement of such Insolvency Proceeding), whether or not such amounts are allowed or allowable in whole or in part in such proceeding;

(2) all expenses, and indemnity claims to the extent due and payable, of such First Out Holders, to the extent earned or due and payable in accordance with the Tranche A Note Documents (excluding Unasserted Contingent Obligations and Excess First Out Obligations);

(3) cash collateral to secure any unreimbursed obligations in respect of any asserted or threatened claims that are the subject of the indemnification provisions of the Tranche Note Documents; it being agreed by the parties hereto that such First Out Holders shall (A) be entitled to apply such cash collateral to reimburse themselves or their Affiliates for any indemnification obligations (in an amount to be reasonably determined by the Required First Out Holders in good faith) or other amounts owing related thereto and (B) promptly return any unapplied portion of such cash collateral to the Last Out Holders (or their agent) at such time as all obligations with respect to such indemnification obligations have been Paid in Full.

(iii) Any Last Out Holder may assign and delegate to any of its Affiliates or Related Funds or any other Last Out Holder (to the extent such Persons would be permitted assignees pursuant to the terms of the Tranche B Notes and Tranche B Note Documents) any of the rights and obligations acquired by such Last Out Holder as a result of its exercise of its rights pursuant to this Section 10(a).

(b) Right of First Offer.

(i) Prior to any First Out Holder consummating any assignment to a Person who is not an Affiliate of such First Out Holder under Section 3(a) of the Tranche A Note (a “First Out Transfer”), such First Out Holder (the “First Out Transferor”) must offer to each other First Out Holder, ratably and based upon such other First Out Holder’s applicable First Out Pro Rata Share, a right to acquire all but not less than all First Out Priority Obligations of such First Out Transferor that it intends to sell as part of such assignment (the “First Out Offered Interest”).

(ii) If no such other First Out Holder accepts the First Out Offered Interest, the First Out Transferor must offer to each Last Out Holder, ratably and based upon the Last Out Holder’s applicable Last Out Pro Rata Share, a right to acquire the First Out Offered Interest.

(iii) For each First Out Offered Interest, each First Out Transferor will provide a written offer (the “First Out Transfer Offer”) to each applicable Holder to consummate such First Out Transfer, including a reasonable description of the First Out Offered Interest and the terms of the First Out Transfer (including the amount, the offered price and form of purchase price consideration) together with a representation that such description is true and complete in all material respects. The First Out Transferor may rescind any First Out Transfer Offer at any time prior to the acceptance of such First Out Transfer Offer. The Agent will provide to any First Out Transferor the names and addresses of each Holder upon request.

(iv) Each other First Out Holder will be deemed to have declined such First Out Transfer Offer unless within fifteen (15) Business Days after delivery of the First Out Transfer Offer such First Out Holder delivers a written notice (the “Committed First Out Buy-Out Notice”) with respect to such First Out Offered Interest to such First Out Transferor and the Agent. Each First Out Holder that delivers a Committed First Out Buy-Out Notice is referred to herein as an “Electing First Out Holder”. In the event all First Out Holders are Electing First Out Holders with respect to the First Out Offered Interest, each such Electing First Out Holder shall be entitled to purchase an amount of the Last Out Offered Interest equal to the product of (A) the amount of the outstanding First Out Offered Interest and (B) such Electing First Out Holder’s First Out Pro Rata Share. In the event less than all First Out Holders are Electing First Out Holders, the Electing First Out Holders shall be entitled to purchase the First Out Offered Interest in accordance with the proportion of the First Out Obligations held by each Electing First Out Holder bears to the First Out Obligations of all Electing First Out Holders.

(v) Each Last Out Holder will be deemed to have declined such First Out Transfer Offer unless within fifteen (15) Business Days after delivery of the First Out Transfer Offer such Last Out Holder delivers a Committed Last Out Buy-Out Notice with respect to such First Out Offered Interest to such First Out Transferor and the Agent. In the event all Last Out Holders are Electing Last Out Holders with respect to the First Out Offered Interest, each such Electing Last Out Holder shall be entitled to purchase an amount of the First Out Offered Interest equal to the product of (A) the amount of the outstanding First Out Offered Interest and (B) such Electing Last Out Holder’s Last Out Pro Rata Share. In the event less than all Last Out Holders are Electing Last Out Holders, the Electing Last Out Holders shall be entitled to purchase the First Out Offered Interest in accordance with the proportion of the Last Out Obligations held by each Electing Last Out Holder bears to the Last Out Obligations of all Electing Last Out Holders.

(vi) If no Holder timely delivers a Committed Last Out Buy-Out Notice or Committed First Out Buy-Out Notice by the date required under Section 10(a)(i) or Section 10(b)(iv) or (v), then, subject to the terms of the Tranche A Note, for the twenty (20) day period thereafter, such First Out Transferor may transfer the First Out Offered Interest to any other Person for a net consideration (after giving effect to all of the provisions of the Transfer) and on other pricing terms no more favorable to such other Person than the pricing terms in the First Out Transfer Offer. If a First Out Transfer is not consummated within such twenty (20) day period, the provisions of this Section 10(b) shall apply to any subsequent First Out Transfer.

(vii) Any Holder may assign and delegate to any of its Affiliates or Related Funds or any other Holder of the same class (to the extent such Persons would be permitted assignees pursuant to the terms of the Tranche A Notes) any of the rights and obligations acquired by such ender as a result of its exercise of its rights pursuant to this Section 10(b).

(c) Procedures. In connection with any such purchase and sale pursuant to this Section 10, on the effective date thereof, each First Out Transferor (the “Transferor”) and Electing Last Out Holder or Electing First Out Holder (as applicable, the “Electing Holder”) shall execute and deliver an assignment and assumption agreement in the form required by the Tranche A Note, with such changes as shall be required to effect such assignment, pursuant to which, among other things, each Transferor shall assign to the Electing Holders its First Out Pro Rata Share of the First Out Priority Obligations. Such purchase and sale shall be without any representation, recourse, or warranty whatsoever, except, to the extent required by the Electing Holders that (1) the amount quoted by such Transferor as the purchase price for its portion of the First Out Priority Obligations represents the amount shown as owing with respect to the claims transferred as reflected on its books and records, (2) such Transferor is the legal and beneficial owner of the First Out Priority Obligations being assigned by it, (3) the First Out Priority Obligations being assigned by it are free and clear of any lien, encumbrance, participation interest or other adverse claim and (4) it has full power and authority, and has taken all action necessary, to execute and deliver the assignment and assumption agreement pursuant to which it assigns the First Out Priority Obligations being assigned by it.

(d) Indemnity. In connection with any such assignment:

(i) the assignee Holders shall pay the out-of-pocket expenses of the Transferor in connection with documenting and effecting such assignment, to the extent earned or due and payable in accordance with the Note Documents; and

(ii) (1) the Transferor shall retain its indemnification rights under the Note Documents for action or other matters arising on or prior to the date of such assignment, and (2) in the event that at the time of such assignment, there exists Excess First Out Obligations, the assignment will not include (nor shall the purchase price be calculated with respect to) such Excess First Out Obligations (clauses (1) and (2), together with all interest, fees, expenses, costs (including rights to reimbursement from the Obligors for costs and expenses), premiums, indemnities, other charges and all other amounts in respect of the foregoing, the “Retained Interest”).

(e) Collateral Documents. In connection with such assignment, the assigning Holders shall deliver to the Holders (or their agent) any original Collateral in their possession and shall execute such other customary documents, instruments, and agreements reasonably necessary to effect such assignment, whereupon the assigning Holders shall each cease to be a party to this Agreement.

(f) Delegation. Anything in this Agreement to the contrary notwithstanding, each party hereto agrees that each assignee Holder may assign and delegate to any one or more of its Affiliates or Related Funds any of the rights and obligations acquired by such Holder as a result of its exercise of its rights pursuant to this Section 10.

Section 11. Tranche B Note Assignment. No LAST OUT Holder may assign its Tranche B Note or any rights or obligations thereunder OR UNDER ANY OTHER tranche b note documents without the prior written consent of THE REQUIRED LAST OUT HOLDERS EXCEPT FOR ANY ASSIGNMENT TO AN AFFILIATE or Related Fund of SUCH Last Out Holder (and any other attempted assignment or transfer by any LAST OUT HOLDER shall be null and void).

Section 12. Successors and Assigns. The provisions of this Agreement shall be binding and inure to the benefit of the Holders, the Agent and their respective successors and assigns permitted hereby, including all other Holders that are successors to or assignees of each Holder and including any successor Agent. As a condition to each assignment by a Tranche A Holder under Section 3 of the Tranche A Notes and by a Tranche B Holder under Section 22 of the Tranche B Notes, as applicable, to an assignee who is not already a Holder party hereto, each such assignee shall execute and deliver to the Agent an acknowledgment to this Agreement, substantially in the form of Exhibit A hereto, acknowledging the agreement of such assignee to be an Additional Holder and to be bound by the terms hereof. Failure of any assignment to satisfy any of the above conditions shall render the assignment null and void. The Obligors shall cause each of their Subsidiaries (as defined in the Tranche A SPA) that becomes an Obligor to acknowledge and consent to the terms of this Agreement by causing such Subsidiary to execute and deliver to the parties hereto an acknowledgment, substantially in the form executed by the Issuer, pursuant to which such Subsidiary shall agree to be bound by the terms of this Agreement to the same extent as if it had executed and delivered same as of the date hereof. No Obligor shall have any rights or remedies under this Agreement of any kind.

Section 13. Subrogation, Elevation, Etc. Subject to Payment in Full of the First Out Priority Obligations, to the extent cash, property or securities otherwise payable or deliverable to the holders of the Last Out Obligations shall have been applied pursuant to this Agreement to the payment of First Out Obligations then, and in each such event, the holders of the Last Out Obligations shall be subrogated to the rights of each holder of First Out Obligations to receive any further payment or distribution in respect of or applicable to the First Out Obligations. For the purposes of such subrogation, no payment or distribution to the holders of First Out Obligations of any cash, property or securities to which any holder of Last Out Obligations would be entitled except for the provisions of this Agreement shall, and no payment over pursuant to the provisions of this Agreement to the holders of First Out Obligations by the holders of the Last Out Obligations shall, as between any obligor on account of the First Out Obligations, its creditors other than the holders of First Out Obligations and the holders of Last Out Obligations, be deemed to be a payment by such obligor to or on account of First Out Obligations.

Section 14. Marshaling. Until the First Out Obligations are Paid in Full and except as otherwise expressly permitted hereunder (including any permitted actions described in Section 2(g)), no Last Out Holder may assert and each hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert, or otherwise claim the benefit of, any marshaling, appraisal, valuation, or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

Section 15. Entire Agreement. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. The parties hereto agree that the Note Documents remain in full force and effect as written; provided that to the extent there is an inconsistency between the provisions of this Agreement and the provisions of the Note Documents, the provisions of this Agreement shall, as between the parties hereto, be controlling. The Holders have not entered, and will not enter, into any agreements with any other Holder that conflict with the terms of this Agreement.

Section 16. Amendments in Writing. No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by each party hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Amendments and waivers of this Agreement shall not require the consent of any Person other than the Agent and the Holders.

Section 17. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 18. Governing Law. THIS AGREEMENT, AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 19. Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Holder or any Affiliate of the foregoing in any way relating to this Agreement or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Agent or any Holder may otherwise have to bring any action or proceeding relating to this Agreement against any Obligor or its properties in the courts of any jurisdiction.

Section 20. Execution in Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page of this Agreement by facsimile transmission or email transmission (including .pdf delivery) shall be effective as delivery of a manually executed counterparty hereof.

Section 21. Notices. All notices, requests and demands to or upon the respective parties hereto shall be in writing and shall be given, made or received in accordance with the provisions of Section 9(f) of the Tranche B SPA.

Section 22. Specific Performance. Each Holder party hereto may, with respect to each other Holder hereunder, demand specific performance of this Agreement and each Holder party hereto hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any other Holder party hereto.

Section 23. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 24. Conflicts. If this Agreement conflicts with any of the terms of the Tranche A Note, the Tranche B Note or any other Note Document, this Agreement shall control.

Section 25. Costs and Attorney’s Fees. In the event it becomes necessary for any Holder party to commence or become a party to any proceeding or action against another Holder to enforce the provisions of this Agreement, the court or body before which the same may be tried may award to the prevailing Holder party all costs and expenses thereof, including reasonable attorneys’ fees, the usual and customary and lawfully recoverable court costs, and all other expenses in connection therewith.

Section 26. Tax Treatment. Each Holder party hereto agrees that for all relevant U.S. federal, state and local tax purposes: (a) the rights and obligations of each of the Last Out Holders and each of the First Out Holders set forth in this Agreement or the Note Documents shall be treated as (i) a loan made by each of the initial First Out Holders to the Issuer bearing interest equal to the total amount of interest that a First Out Holder ultimately receives under the Tranche A Notes and (ii) a loan made by each of the initial Last Out Holders to the Issuer bearing interest equal to the total amount of interest that a Last Out Holder ultimately receives under the Tranche B Notes; (b) any payments received as interest by any Holder that is a party hereto under this Agreement shall be treated in its entirety as a payment of interest on indebtedness by any Obligor to such Holder pursuant to the interest it holds in the Obligations as set forth in this Section 26; (c) any party to this Agreement making any payment under this Agreement to another party is transmitting such payment on behalf of the Issuer strictly as an agent for the Issuer (or otherwise solely as a nominee); (d) no party hereto intends to form a partnership with any other party hereto or any Obligor with respect to any of the transactions set forth in this Agreement or the Note Documents; and (e) no party hereto shall (i) file any tax return, report or declaration inconsistent with the foregoing, (ii) take any position inconsistent with the foregoing in any proceeding before any taxing authority, or (iii) enter into any agreement with any other Person inconsistent with the foregoing, in each case for purposes of this clause (e) unless otherwise required by a contrary “determination” within the meaning of Section 1313 of the Code.

Section 27. Concerning the Agent. With respect to its appointment hereunder and for any action, in action or omission by it pursuant hereto, the Agent shall at all times be entitled to the rights, remedies, limitations of liabilities and indemnities provided for pursuant to each of the Tranche A SPA, Tranche B SPA and the Note Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective duly authorized officers or signatories as of the day and year first above written.

FIRST OUT HOLDERS

oramed pharmaceuticals inc.

By:	/s/ Nadav Kidron
	Name:	Nadav Kidron
	Title:	President and Chief Executive Officer

By:	/s/ Josh Hexter
	Name:	Josh Hexter
	Title:	Chief Business and Operating Officer

[Scilex - Signature Page to Agreement Among Holders]

LAST OUT HOLDERS

NOMIS BAY LTD.

By:	/s/ James Keyes
Name:	James Keyes
Title:	Director

3i, LP

By:	/s/ Maier J. Tarlow
Name:	Maier J. Tarlow
Title:	Manager on Behalf of the GP

BPY LIMITED

By:	/s/ James Keyes
Name:	James Keyes
Title:	Director

ORAMED PHARMACEUTICALS INC.

By:	/s/ Nadav Kidron
Name:	Nadav Kidron
Title:	President and Chief Executive Officer

By:	/s/ Josh Hexter
Name:	Josh Hexter
Title:	Chief Business and Operating Officer

AGENT

ACQUIOM AGENCY SERVICES LLC

By:	/s/ Beth Cesari
	Name:	Beth Cesari
	Title:	Senior Director

OBLIGOR ACKNOWLEDGMENT

The undersigned, being the current Obligors referred to in the foregoing Agreement Among Holders, hereby approve of such Agreement Among Holders, and agree and consent to the terms thereof. Unless otherwise defined in this Acknowledgment, terms defined in such Agreement Among Holders have the same meanings when used in this Acknowledgment.

Each of the undersigned acknowledges that it has received a copy of such Agreement Among Holders and hereby consents to the terms of such Agreement Among Holders. Nothing in such Agreement Among Holders will or will be deemed to alter any Obligor’s obligations set forth in the Tranche A Notes, the Tranche B Notes and the other Note Documents. Each of the undersigned further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under such Agreement Among Holders.

Each of the undersigned agrees to promptly cause each Person that becomes an Obligor to execute and deliver to the parties hereto an acknowledgment and consent to such Agreement Among Holders substantially in the form of this Acknowledgment and consent, whereupon such Person will be bound by the terms of this Acknowledgment and consent to the same extent as if it had executed and delivered this Acknowledgment and consent as of the date hereof. The undersigned hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person that becomes an Obligor at any time (and any security interests granted by any such Person) is deemed to have acknowledged and consented to such Agreement Among Holders as if the same constituted an Obligor signatory hereto and had complied with the requirements of the immediately preceding sentence.

Each of the undersigned further agrees that such Agreement Among Holders may be amended in accordance with such Agreement Among Holders without notice to, or the consent of, any Obligor.

ISSUER:

SCILEX HOLDING COMPANY

By:	/s/ Jaisim Shah
	Name:	Jaisim Shah
	Title:	Chief Executive Officer and President

OBLIGORS:

SCILEX, INC.

By:	/s/ Jaisim Shah
	Name:	Jaisim Shah
	Title:	Chief Executive Officer, President, Treasurer, and Secretary

SCILEX PHARMACEUTICALS INC.

By:	/s/ Jaisim Shah
	Name:	Jaisim Shah
	Title:	Chief Executive Officer and President

SEMNUR PHARMACEUTICALS, INC.

By:	/s/ Jaisim Shah
	Name:	Jaisim Shah
	Title:	Chief Executive Officer and President

SCLX STOCK ACQUISITION JV LLC

By:	/s/ Jack Wu
	Name:	Jack Wu
	Title:	Sole Manager

SCLX DRE HOLDINGS LLC

By:	/s/ Jack Wu
	Name:	Jack Wu
	Title:	Sole Manager

EXHIBIT A

ADDITIONAL HOLDER ACKNOWLEDGMENT

Reference is hereby made to the Agreement Among Holders dated as of October 8, 2024 (as amended or otherwise modified from time to time, the “Agreement”), among the Holders referred to therein, and Acquiom Agency Services LLC, as the Agent. All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Agreement when used herein. The undersigned Additional Holder has entered into an Assignment and Assumption with a Holder [pursuant to Section [3] of the Tranche A Notes] [pursuant to Section [__] of the Tranche B Notes] and hereby acknowledges the terms and conditions of the Agreement and agrees to be bound thereby as [a First Out Holder][a Last Out Holder].

ADDITIONAL HOLDER

[_____]

By:
Name:
Title: